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                                                                    EXHIBIT 99.3

                     LEVIATHAN GAS PIPELINE PARTNERS, L.P.
                         LEVIATHAN FINANCE CORPORATION
                            EL PASO ENERGY BUILDING
                           1001 LOUISIANA, 26TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 420-2131

                                                                          , 1999

To the Holders of Leviathan Gas Pipeline Partners'
10 3/8% Senior Subordinated Notes due 2009:

     Leviathan Gas Pipeline Partners, L.P., a Delaware limited partnership and Leviathan Finance Corporation, a Delaware corporation (together, "Leviathan") is offering to exchange its 10 3/8% Series B Senior Subordinated Notes due 2009 that have been registered under the Securities Act of 1933 (the "Series B notes") for all outstanding 10 3/8% Series A Senior Subordinated Notes due 2009 (the "Series A notes"), upon the terms and subject to the conditions set forth in the enclosed prospectus dated June 18, 1999 (the "Prospectus") and the related letter of transmittal (the "Letter of Transmittal" and, together with the Prospectus, the "Exchange Offer"). The Exchange Offer is conditioned upon a number of factors set out in the Prospectus under "The Exchange
Offer -- Conditions of the Exchange Offer" beginning on page 81.

     The Series A notes were issued on May 27, 1999 in an original aggregate principal amount of $175 million, the full principal amount of which remains outstanding. The maximum amount of Series B notes that will be issued in exchange for Series A notes is $175 million.

     Please read carefully the Prospectus and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal, and all other required documentation, to Chase Bank of Texas, National Association, the exchange agent (the "Exchange Agent"), for the Exchange Offer.

     If you have questions regarding the terms of the Exchange Offer, please direct your questions to Chase Bank of Texas, N.A. at 1-800-275-2048.

     Thank you for your time and effort in reviewing this request.

                                        Very truly yours,

                                        LEVIATHAN GAS PIPELINE PARTNERS, L.P.
                                        LEVIATHAN FINANCE CORPORATION